UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

Gladstone Commercial Corporation
(Exact name of registrant as specified in its charter)

Maryland	0-50363	02-0681276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1521 Westbranch Drive, Suite 200 McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2008, Mr. Harry Brill delivered to the Board of Directors of Gladstone Commercial Corporation (the “Company”) his intention to resign as Chief Financial Officer of the Company. Mr. Brill’s resignation became effective on December 12, 2008.

Danielle Jones was appointed by the Board of Directors of the Company to fill the Company’s Chief Financial Officer position, effective December 12, 2008. Ms. Jones was appointed to serve as Chief Financial Officer until the appointment of her successor.

Since July 2004, Ms. Jones, age 31, has served in various accounting capacities for the Company, including most recently as Controller of Gladstone Commercial. From January 2002 to June 2004 Ms. Jones was employed by AvalonBay Communities, where she worked in the corporate accounting division.

The Company does not pay cash compensation or provide other benefits directly to Ms. Jones or to any of its other executive officers. Ms. Jones is an employee of Gladstone Administration, LLC (the “Administrator”), a wholly-owned subsidiary of the Company’s external investment adviser, Gladstone Management Corporation (the “Adviser”), and is compensated for her services to the Company by the Administrator pursuant to the terms of an administration agreement between the Company and the Administrator (the “Administration Agreement”). Pursuant to the Administration Agreement, the Company makes payments equal to its allocable portion of the Administrator’s overhead expenses in performing its obligations under the Administration Agreement including, but not limited to, the Company’s allocable portion of the salary and benefit expenses of Ms. Jones. Based on the September 30, 2008 proportion of expense reimbursement due to the Administrator under the Administration Agreement, the Company expects that its allocable portion of Ms. Jones’ annualized salary and bonus paid by the Administrator will be approximately $57,747.

Item 9.01     Financial Statements and Exhibits.

d)        Exhibit 99.1 – Press release dated December 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Commercial Corporation
(Registrant)
December 12, 2008	By: /s/ Danielle Jones
(Danielle Jones, Chief Financial Officer)